Exhibit 99.1

Contact:

AtriCure, Inc.

Julie A. Piton

Vice President and Chief Financial Officer

(513) 755-4561

jpiton@atricure.com

Press Release

AtriCure Reports Strong Third Quarter 2008 Financial Results

3rd Quarter Highlights

•	Consolidated revenues of $14.8 million – 23% growth

•	Record revenues for domestic MIS of $5.7 million – 63% growth

•	Record international revenues of $2.4 million – 29% growth

•	Net loss improves 32% to $1.8 million

•	Initiated EXCLUDE clinical trial

WEST CHESTER, Ohio – November 4, 2008 – AtriCure, Inc. (Nasdaq: ATRC), a medical device company and a leader in cardiac surgical ablation systems, today reported third quarter 2008 revenues of $14.8 million for its seasonally light third quarter and record revenues from domestic minimally invasive products of $5.7 million, an increase of 62.5% over the third quarter of 2007. Loss per share improved 33.3% to $0.12 for the third quarter of 2008.

“AtriCure continues to achieve market leading performance, delivering its tenth consecutive quarter of revenue growth in excess of twenty percent. Our record domestic minimally invasive product sales of $5.7 million reflect increasing physician adoption of our minimally invasive portfolio of products,” said David J. Drachman, President and Chief Executive Officer. “Moreover, we are encouraged by our financial performance during the quarter, including an operating loss improvement of 38%.”

Third Quarter 2008 Financial Results

Revenues for the third quarter of 2008 were $14.8 million, a 22.8% increase over the third quarter of 2007 and a slight sequential decrease of 0.4% or $0.1 million compared to the second quarter of 2008. Revenues from domestic open-heart products were $6.7 million, consistent with third quarter 2007 revenues and a 10.1% sequential decrease. Revenues from domestic minimally invasive products were a record $5.7 million, representing a 62.5% increase over third quarter 2007 revenues of $3.5 million and a sequential increase of 11.7%, during what historically has been a seasonally lighter quarter. International revenues were a record $2.4 million for the third quarter of 2008, a 29.0% increase over third quarter 2007 revenues of $1.8 million and a sequential increase of 4.2%.

Gross profit for the third quarter of 2008 was $11.4 million and gross margin was 77.1%, compared to gross profit of $9.3 million and gross margin of 77.1% for the third quarter of 2007. Operating expenses were $13.2 million for the second quarter of 2008, an 8.4% increase over third quarter 2007 operating expenses of $12.2 million. The increase in operating expenses was primarily due to a 25.5% increase in product development expenses to support new initiatives and clinical trials and a 4.2% increase in selling, general and administrative expenses, due primarily to selling and market development activities to support revenue growth, partially offset by an overall reduction in administrative costs. Sequentially, operating expenses were consistent at $13.2 million.

The net loss for the third quarter of 2008 was $1.8 million as compared to $2.6 million for the third quarter of 2007, an improvement of 31.9%. Net loss per share was $0.12, an improvement of 33.3%, or $0.06, as compared to the third quarter 2007 net loss per share of $0.18.

During the third quarter of 2008, net cash (cash and cash equivalents, short-term investments, restricted cash and cash equivalents less debt) increased $0.9 million to $12.2 million. On July 1, 2008, the Company entered into a $10.0 million, two-year revolving credit facility.

Initiation of EXCLUDE Clinical Trial

During October, enrollment was initiated in the EXCLUDE clinical trial in support of a 510(k) filing for AtriCure’s left atrial appendage exclusion system. “The initiation of our EXCLUDE trial represents a major milestone for AtriCure,” said David J. Drachman. “We believe that our left atrial appendage exclusion system is a unique and key innovation which represents an exciting growth opportunity for our company.”

Financial Guidance

“The current economic environment is beginning to reduce the rate of growth in our elective procedures. Additionally, we are uncertain what impact the department of justice notification will have on our business. It is difficult to provide projections of anticipated performance with the same level of confidence as in prior guidance and therefore we believe it is prudent to lower expectations and to withdraw previously provided 2008 financial guidance,” said David J. Drachman.

Conference Call

AtriCure will host a conference call at 10:00 a.m. Eastern Time on Tuesday, November 4, 2008 to discuss third quarter 2008 results. A live web cast of the conference call will be available online from the investor relations page of AtriCure’s corporate web site at www.atricure.com.

Pre-registration is available for this call at the following URL:

https://www.theconferencingservice.com/prereg/key.process?key=PY349QM78

Pre-registering is recommended and only takes a few moments. You may pre-register at any time, including up to and after the call start time. Alternatively, if you prefer being placed into the call by an operator, please call (888) 680-0894 for domestic callers and (617) 213-4860 for international callers at least 15 minutes prior to the call start time and use reservation number 56371665.

The web cast will remain available on AtriCure’s web site through December 4, 2008. A telephonic replay of the call will also be available until December 4, 2008. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 31507701.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company and a leader in developing, manufacturing and selling innovative cardiac surgical ablation systems designed to create precise lesions, or scars, in cardiac, or heart, tissue. Medical journals have described the adoption by leading cardiothoracic surgeons of the AtriCure Isolator® bipolar ablation system as a treatment alternative during open-heart surgical procedures to create lesions in cardiac tissue to block the abnormal electrical impulses that cause atrial fibrillation, or AF, a rapid, irregular quivering of the upper chambers of the heart. Additionally, medical journals and leading cardiothoracic surgeons have described the AtriCure Isolator® system as a promising treatment alternative for patients who may be candidates for sole-therapy minimally invasive procedures. AF affects more than 5.5 million people worldwide and predisposes them to a five-fold increased risk of stroke.

The FDA has cleared the AtriCure Isolator® system, including its Isolator SynergyTM ablation clamps, and AtriCure’s multifunctional pen and CoolrailTM linear ablation device, for the ablation, or destruction, of cardiac tissue during surgical procedures. Additionally, the FDA has cleared AtriCure’s multifunctional pen for temporary pacing, sensing, stimulating and recording during the evaluation of cardiac arrhythmias. To date, the FDA has not cleared or approved AtriCure’s products for the treatment of AF. AtriCure’s left atrial appendage clip system has not been approved for commercial use.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates, other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation (including the purported class action lawsuit) or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues	$14,802,001	$12,054,459	$43,190,660	$35,157,448
Cost of revenues	3,396,038	2,760,418	10,121,826	7,518,066

Gross profit	11,405,963	9,294,041	33,068,834	27,639,382

Operating expenses:
Research and development expenses	3,008,619	2,397,837	8,035,466	8,455,098
Selling, general and administrative expenses	10,215,477	9,805,004	32,573,233	30,125,026

Total operating expenses	13,224,096	12,202,841	40,608,699	38,580,124

Loss from operations	(1,818,133)	(2,908,800)	(7,539,865)	(10,940,742)

Other income	48,155	310,624	571,840	1,253,057

Net loss available to common stockholders	$(1,769,978)	$(2,598,176)	$(6,968,025)	$(9,687,685)

Basic and diluted loss per share	$(0.12)	$(0.18)	$(0.49)	$(0.74)

Weighted average shares outstanding:
Basic and diluted	14,208,232	14,125,230	14,181,155	13,129,204

ATRICURE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2008	December 31, 2007
Assets

Current assets:
Cash and cash equivalents	$12,280,244	$13,000,652
Short-term investments	—	7,006,041
Accounts receivable	8,716,091	7,189,512
Inventories	5,358,715	5,266,155
Other current assets	1,379,698	1,400,163

Total current assets	27,734,748	33,862,523

Property and equipment, net	4,239,144	4,466,060

Intangible assets	639,528	850,653

Goodwill	6,812,389	6,763,259

Restricted cash and cash equivalents	6,000,000	—

Other assets	216,302	129,001

Total assets	$45,642,111	$46,071,496

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$8,235,124	$8,413,656
Current maturities of debt and capital lease obligations	33,383	825,146

Total current liabilities	8,268,507	9,238,802

Long-term debt and capital lease obligations	6,045,342	282,475

Other liabilities	127,529	313,717

Total liabilities	14,441,378	9,834,994

Stockholders’ equity:
Common stock	14,219	14,132
Additional paid-in capital	105,642,541	103,524,814
Other comprehensive (loss) income	(180,272)	5,286
Accumulated deficit	(74,275,755)	(67,307,730)

Total stockholders’ equity	31,200,733	36,236,502

Total liabilities and stockholders’ equity	$45,642,111	$46,071,496

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(6,968,025)	$(9,687,685)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,165,464	1,662,198
Loss on disposal of equipment	—	6,852
Benefit from losses in accounts receivable	(2,858)	(40,297)
Share-based compensation expense	1,781,283	1,376,809
Changes in assets and liabilities, excluding effects of acquired business:
Accounts receivable	(1,557,358)	(759,473)
Inventories	(154,548)	(337,010)
Other current assets	16,827	(105,677)
Accounts payable and accrued liabilities	64,098	(160,272)
Other non-current assets and liabilities	(230,423)	255,249

Net cash used in operating activities	(4,885,540)	(7,789,306)

Cash flows from investing activities:
Purchases of property & equipment	(1,584,279)	(2,268,489)
Purchases of available-for-sale securities	(1,900,756)	(3,987,447)
Maturities of available-for-sale securities	8,894,670	4,608,000
Change in restricted cash	(6,000,000)	—
Cash paid for acquisition	(417,292)	(3,337,103)

Net cash used in investing activities	(1,007,657)	(4,985,039)

Cash flows from financing activities:
Payments on debt and capital leases	(713,801)	(292,792)
Proceeds from borrowings of debt	6,000,000	—
Payment of debt fees and premium on retirement of debt	(269,107)	—
Proceeds from stock option exercises	239,065	169,873
Net proceeds from sale of stock	—	15,317,002

Net cash provided by financing activities	5,256,157	15,194,083

Effect of exchange rate changes on cash	(83,368)	(79,882)

Net (decrease) increase in cash and cash equivalents	(720,408)	2,339,856
Cash and cash equivalents - beginning of period	13,000,652	14,890,383

Cash and cash equivalents - end of period	$12,280,244	$17,230,239

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